SECOND AMENDMENT TO CREDIT AGREEMENT


     This SECOND AMENDMENT TO CREDIT AGREEMENT is made and entered into effective as of the 31st day of December, 1997 (this "Amendment") among KINDER MORGAN OPERATING L.P. "B" (formerly known as Enron Transportation Services, L.P.), a limited partnership formed under the laws of the State of Delaware (the "Borrower"); each of the lenders that is or becomes a party to the Credit Agreement (defined below) (individually, together with its successors and assigns, a "Lender" and, collectively, the "Lenders"); and FIRST UNION NATIONAL BANK (formerly known as First Union National Bank of North Carolina), a national banking association (in its individual capacity, "First Union"), as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent").


                                 R E C I T A L S

     A. The Borrower, the Agent and the Lenders previously entered into that certain Credit Agreement dated as of February 14, 1997 as amended by First Amendment to Credit Agreement dated as of September 1, 1997 (as amended, the "Credit Agreement"), pursuant to which the Lenders agreed to make certain loans to and extensions of credit on behalf of the Borrower upon the terms and conditions as provided therein.

     B. The Borrower and the Lenders now desire to make certain amendments and supplements to the Credit Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration and the mutual benefits, covenants and agreements herein expressed, the parties hereto now agree as follows:

     1. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

     2. The definition of "Agreement" in Section 1.02 of the Credit Agreement is hereby amended to read as follows:

         "Agreement" shall mean this Credit Agreement, as amended by the First Amendment and the Second Amendment as the same may be further amended or supplemented from time to time.

     3. Section 1.02 of the Credit Agreement is hereby supplemented, where alphabetically appropriate, with the addition of the following definition:

         "Second Amendment" shall mean that certain Second Amendment to Credit Agreement dated effective as of December 31, 1997 among the Borrower, the Agent and the Lenders.

     4. Section 2.04(a) of the Credit Agreement is hereby deleted, and the following is substituted therefor:

          "(a) The  Borrower shall  pay to the  Agent  for the  account  of each
     Lender:

               (i) a commitment fee on the daily average unused amount of the Aggregate Revolving Credit Commitment for the period from and including the Closing Date to but excluding the Revolving Credit Termination Date at the following rate per annum based on the Indebtedness Ratio:

                 ----------------------------
                 Indebtedness   Commitment
                     Ratio          Fee
                 ----------------------------
                     >3.50         0.375%
                 ----------------------------
                     <
                     -3.50         0.250%
                 ----------------------------

     Accrued commitment fees shall be payable quarterly in arrears on each Quarterly Date and on the earlier of the date the Aggregate Revolving Credit Commitments are terminated or the Revolving Credit Termination Date.

         (ii) a letter of credit fee, computed (on the basis of a year of 360 days and actual days elapsed) for each day from the Closing Date at the rate of 1.50% per annum of the LC Maximum Amount, payable quarterly in arrears on each Quarterly Date."

     5. Section 9.16 of the Credit Agreement is hereby amended to read as follows:

         "Section 9.16 Transactions with Affiliates. Neither the Borrower nor any Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms to it."

     6. Section 9.19 of the Credit Agreement is hereby amended to read as follows:

          "Section 9.19 Partnership Agreement. The Borrower will not amend or permit to be amended the Partnership Agreement in a manner materially adverse to the Lenders without the prior written consent of the Majority Lenders."

     7. This Amendment shall become binding when the Agent shall have received counterparts of this Amendment executed by the Borrower and the Lenders and such other documents as the Agent or its counsel may reasonably request.


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




     8. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.

     9. The Borrower hereby reaffirms that as of the date of this Amendment, the representations and warranties made by the Borrower in Article VII of the Credit Agreement as amended hereby are true and correct on the date hereof as though made on and as of the date of this Amendment.

     10. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas.

     11. This Amendment may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

     12. THE CREDIT AGREEMENT, THIS AMENDMENT, THE NOTES AND THE SECURITY INSTRUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN OR ORAL AGREEMENTS BETWEEN THE PARTIES.



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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be duly executed effective as of the date first above written.

BORROWER:                  KINDER MORGAN OPERATING L.P. "B"
                           (formerly known as Enron Transportation
                           Services, L.P.)

                           By:  Kinder Morgan G.P., Inc.,
                                its General Partner



                                By: /s/ William V. Morgan
                                Name: William V. Morgan
                                Title: Vice Chairman

AGENT AND LENDER:          FIRST UNION NATIONAL BANK



                            By: /s/ David Roberts
                            Name: David Roberts
                            Title: Senior Vice President













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